Exhibit 23.1

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-3 of our report dated March 8, 2018 relating to the financial statements of BRAINSTORM CELL THERAPEUTICS INC. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company's ability to continue as a going concern) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/Brightman Almagor Zohar & Co.

Brightman Almagor Zohar & Co.

Member of Deloitte Touche Tohmatsu Limited

Tel Aviv, Israel

June 7, 2018